AMENDMENT NO. 1

                          MIRAVANT MEDICAL TECHNOLOGIES

                       PRIVATE PLACEMENT WARRANT AGREEMENT

     WHEREAS: The undersigned, hereinafter called the "Holder" and Miravant Medical Technologies (Formerly PDT, Inc.), a Delaware corporation, hereinafter called the "Company" are parties to a Miravant Medical Technologies Warrant Agreement number _____ and _____, originally issued October 3, 1997, hereinafter collectively called the "Warrant", which grants the Holder the right to purchase up to a total of _______ shares of Miravant Medical Technologies Common Stock at a price of $55.00 per share for ________ shares and $60.00 per share for _________ shares, respectively; and

     WHEREAS: The Holder and the Company wish to amend the Warrant to reduce the Exercise Price of the Warrant to $20.00 in consideration of the Holder agreeing to the following: (i) to forfeit and cancel ______ shares, which represents 10% of the Shares subject to the Warrant; (ii) to add a Call feature to the Warrant;
(iii) to eliminate the right to Cashless Exercise by the Holder; (iv) to eliminate the Limitation on Exercise, and (v) to modify the right of assignment of the Warrant by the Holder.

     WHEREAS: The Holder and the Company wish to consolidate Warrant numbers ____ and ____ into Warrant number _____ and to hereby cancel and terminate Warrant number _____.

     NOW, THEREFORE, the Warrant is hereby amended as follows

     1. First paragraph of the Warrant is hereby amended to read in its entirety:

     Miravant Medical Technologies, a Delaware corporation (the "Company"), hereby certifies that HOLDER, its permitted transferees, designees, successors and assigns (collectively, the "Holder"), for value received, is entitled to purchase from the Company at any time commencing on October 3, 1997, and terminated on December 25, 2001 ("Termination Date"), which may be extended from time to time by the Company at the Company's sole discretion, up to ________ (#) shares (each a "Share" and collectively the "Shares") of the Company's common stock par value $.01 per Share (the "Common Stock"), at an exercise price of Twenty Dollars ($20.00) per Share (the "Exercise Price"). The number of Shares purchasable under this Warrant, number ___, represent the consolidation of warrant numbers ___ and ____ and the termination of Warrant number ___. The number of Shares purchasable hereunder and the Exercise Price are subject to adjustment as provided in Section 4 hereof.

     2. A New Section, Section 1 (c), is hereby added to the Warrant and shall read as follows: Section 1 (c) Mandatory

     Exercise.

     (1) If and only if the average of the closing prices (as reported by NASDAQ) of the Common Stock for 10 consecutive Trading Days immediately preceding a particular date (the "Trigger Date") is equal to or exceeds $28.00 per share representing one or more Warrants, the Company shall be entitled, at its option, to cause the Holder of such Warrant Agreement to exercise all, or a portion of thereof, of the related Warrants (the "Called Warrants") as provided herein.

     (2) If the Company elects to cause the Holder to exercise the Called Warrants, it shall furnish to the Holder, at any time following the Trigger Date, a written notice thereof, (the "Call Notice"), specifying the identifying number of the Warrant Agreement evidencing the Called Warrants and the Trigger Date.

     (3) Not later than thirty (30) Days following Call Notice, the Holder of the Called Warrants shall deliver to the Company the agreement representing the Called Warrants and a check for the product of (i) the Exercise Price, multiplied by (ii) the number of Called Warrants.

     (4) Not later than thirty (30) Days following the receipt of payment provided in Section 1 (c) 3 above, the Company will deliver to the Holder a stock certificate for the shares purchased hereunder.

     3. Section 1.(b) Cashless Exercise of the Warrant is hereby cancelled and terminated.


     4. Section 16. Limitation on Exercise of the Warrant is hereby cancelled and terminated.


     5. Section 18. Assignment is amended to read as follows:


          18. Assignment. This Warrant may not be assigned or transferred without the prior written consent of the Company. Upon the request by the Holder, the Company will not unreasonably withhold such consent.

     6. In all other respects, the Miravant Medical Technologies Warrant Agreement is ratified as issued by the Company and accepted by the Holder.

     7. The Effective Date of this Amendment is November 16, 1999.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective on the date written above.

Miravant Medical Technologies                        The "Holder":

a Delaware Corporation

By:      _____________________________      By:    ___________________________
                                                                       Holder